Exhibit (10)(viii)

NORTHERN TRUST CORPORATION

MANAGEMENT PERFORMANCE PLAN

(As Amended and Restated Effective October 16, 2012)

I.	Purposes of Plan

The purposes of the Northern Trust Corporation Management Performance Plan (the “Plan”) are to (i) promote the achievement of superior financial and operating performance of Northern Trust Corporation and its subsidiaries (the “Corporation”), and to further the objective of delivering unrivaled service quality to clients through the awarding of annual cash incentives to participants in the Plan (“Participants”), (ii) reward Participants who make significant contributions to the Corporation’s success, enabling them to share in this success, (iii) provide the Corporation a means to attract, motivate and retain key senior officers and (iv) qualify any compensation paid under the Plan for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.	Administration

The Plan shall be administered by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of the Corporation. The Committee shall have authority for selecting Participants and determining final award amounts to be paid to Participants. Subject to the express provisions of the Plan, the Committee shall be authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the proper administration of the Plan. The determinations of the Committee in the proper administration of the Plan shall be conclusive and binding.

III.	Term

The Plan was originally effective as of January 1, 1999 (the “Effective Date”), subject to approval by the Corporation’s shareholders at the 1999 Annual Meeting of Shareholders, which was obtained. The Plan was amended and restated effective July 15, 2008, and was again amended and restated October 16, 2012. The Plan shall remain in effect until terminated by the Board.

IV.	Eligibility and Participation

Eligibility to participate in the Plan shall be limited to any key officer of the Corporation at or above the level of an executive vice president. Participants in the Plan shall be selected annually by the Committee from those key senior officers eligible to participate in the Plan.

V.	Performance Objective

The Corporation’s fiscal year shall be the performance period. For each fiscal year, the Plan’s performance objective (the “Performance Objective”) and the corresponding Funding Opportunity (described below) for each Participant shall be established with reference to the Corporation’s consolidated net income as determined in accordance with generally accepted accounting principles and Section VI below.

VI.	Award Funding Opportunity

The Funding Opportunity for Participants for each fiscal year shall be as follows:

Position (if a Participant in any fiscal year)	Funding Opportunity

(1) Chairman, (2) Chief Executive Officer or (3) Chairman and Chief Executive Officer	0.6% of the Corporation’s consolidated net income for that fiscal year

(1) President, (2) Vice Chairman, (3) Chief Operating Officer, or (4) President and Chief Operating Officer	0.4% of the Corporation’s consolidated net income for that fiscal year

Any other Participant	0.3% of the Corporation’s consolidated net income for that fiscal year

In the event that any individual holds more than one of the above listed positions concurrently, the Funding Opportunity in any fiscal year for such individual (if a Participant for such fiscal year) shall be the greatest of each of the amounts otherwise applicable to each of the concurrently held positions. The maximum award payable to a Participant under this Plan for any fiscal year shall not exceed the Participant’s Funding Opportunity described in this Section VI.

VII.	Award Determination

As soon as practicable (but in no event later than 90 days) following completion of a fiscal year, the Committee shall (i) calculate the dollar amount of each Participant’s Funding Opportunity for that fiscal year solely on the basis of the Performance Objective and the provisions of Section VI and (ii) approve each Participant’s actual award for that fiscal year on a discretionary basis as provided in the next sentence. The Committee shall have the right to reduce a Participant’s actual award below the Funding Opportunity in its sole discretion based on an assessment of individual contribution, performance relative to performance expectations, competitive levels of compensation and corporate performance, and as appropriate to meet all applicable regulatory requirements, and shall in no event increase a Participant’s award in any fiscal year above the Funding Opportunity. The “performance expectations” referenced in the preceding sentence refer to performance expectations, including a risk management expectation, that each Participant will receive for the applicable fiscal year of the Corporation.

VIII.	Payment of Awards

Awards for a fiscal year will be paid in cash (or deferred at the election of a Participant as provided in Section IX(b) below) as soon as practicable following the Committee’s determination of awards for that fiscal year, and in no event later than the 15th day of the third month following the calendar year in which the award is no longer subject to a substantial risk of forfeiture.

IX.	Other Provisions

The following miscellaneous provisions are applicable to the Plan:

(a)	Awards paid under the provisions of the Plan are considered pensionable earnings when paid.

(b)	Awards paid from the Plan may be deferred into the Northern Trust Corporation Deferred Compensation Plan, subject to all of the terms and conditions, including without limitation, the election deadlines of that Plan. Deferred amounts will be considered pensionable earnings under the provisions of the Supplemental Pension Plan.

(c)	Termination of employment of a participant during the Plan year, either voluntarily, or involuntarily with cause for reasons other than death, disability, or retirement, shall result in immediate exclusion from the Plan.

(d)	Except in the event of the death of a participant, the rights and interests of a participant under the Plan shall not be assigned, encumbered, or transferred.

(e)	Each participant shall designate a beneficiary (the “Designated Beneficiary”) to receive the award, if any, allocated to a participant, in the event of such participant’s death. If no Designated Beneficiary survives the participant, it shall be the surviving spouse of the participant or, if there is no surviving spouse, it shall be the participant’s estate.

(f)	No employee or other person shall have any claim or right to be granted an award under the plan. Neither the Plan, nor any action taken thereunder, shall be construed as giving the Participant or other person any right to be retained in the employ of the Corporation.

(g)	The Corporation shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payment.

(h)	All questions pertaining to the validity, construction and administration of the Plan and any award hereunder shall be determined in conformity with the laws of the State of Illinois.

(i)	The Board, in its sole discretion, may modify or amend any or all of the Plan at any time and, without notice, may suspend or terminate the Plan entirely. However, no such modification or amendment may, without the consent of the Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding award.

(j)	All obligations of the Corporation under the Plan with respect to awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Corporation.